                                                                      Exhibit 21

                        Horace Mann Educators Corporation
           Insurance Subsidiaries, Other Significant Subsidiaries and
            Their Respective States of Incorporation or Organization
                                December 31, 1999


Insurance Subsidiaries:

       Allegiance Insurance Company - California

       Allegiance Life Insurance Company - Illinois

       Educators Life Insurance Company of America - Arizona

       Horace Mann Insurance Company - Illinois

       Horace Mann Life Insurance Company - Illinois

       Horace Mann Lloyds - Texas

       Teachers Insurance Company - Illinois

Other Significant Subsidiaries:

       Horace Mann General Agency - Texas

       Horace Mann Investors, Inc. - Maryland

       Horace Mann Service Corporation - Illinois